CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2017, relating to the financial statements and financial highlights of Williston Basin/Mid-North America Stock Fund, Integrity Growth & Income Fund, Integrity High Income Fund, Integrity Dividend Harvest Fund, and Integrity Energized Dividend Fund, each a series of The Integrity Funds, for the year or period ended December 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 24, 2017